Exhibit 99.3

BOTETOURT BANKSHARES, INC.

BANK OF BOTETOURT

Code of Ethics & Professional Conduct

Relating To Bank Bribery Act Of 1985 (18 U.S.C. #215) As Amended In 1986

CONTACT: H. Watts Steger, III

BOARD APPROVAL DATE: January 2004

LAST REVISION DATE: January 2004

GENERAL PHILOSOPHY

The honesty, integrity and sound judgment of our employees is essential to the reputation and success of our Company, our Bank, and other subsidiaries. Whenever in this document we refer to the “Company,” we are including the Bank and any other subsidiaries we now have or may create.

This Code of Ethics & Professional Conduct governs the actions and working relationships between the Company employees and current and potential customers, suppliers, consumers, fellow employees, competitors, government and self-regulatory agencies, the media, and anyone else with whom the Company has contact. These relationships are essential to the continued success of the Company as a local leader in financial services.

EXPECTATIONS OF ALL EMPLOYEES

To the best of their knowledge and ability, all the Company employees must:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relation;

•	Provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable;

•	Comply with applicable laws, rules and regulations of federal, state and local governments, especially using their best efforts to comply with all federal and state laws governing banks and lending transactions;

•	Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

•	Respect the confidentiality of information acquired from all our customers, the Company, and otherwise in the course of employment;

•	Share knowledge and maintain skills necessary and relevant to the Company’s needs;

•	Proactively promote ethical and honest behavior within the Company environment; and

•	Assure responsible use of and control of all assets, resources and information of the Company.

CONFLICTS OF INTEREST & CORPORATE OPPORTUNITIES

The long established image and integrity of the Company is dependent upon the actions of our employees; therefore, employees must maintain high standards of conduct. It is essential that employees be free from personal interests or obligations which may be in conflict with, or adversely affect, the interests of the Company. Especially in dealing with customers, employees must ensure that the needs of the customer and the Company, including conformance with all applicable laws and regulations, are the primary considerations. Employees have a fiduciary duty to the Company and its interests, and the Company’s primary interests are its depositors, its other customers and its shareholders.

Conflicts of interest may exist where an individual’s actions or activities, on behalf of the Company or otherwise, involve the obtaining of an improper personal gain or advantage, or have an adverse effect upon the interests of the Company. Each employee should ensure that none of his/her outside personal, business or financial interests conflict with the interests of the Company, and no employee should use his/her position with the Company for personal gain.

It is also important that each employee avoid conflicts of interest arising from the existence of family or close personal relationships. Each employee must report to his/her Department Head and functional Vice President the existence of any family or close personal relationships that may influence or appear to influence the employee’s judgment in performing duties for the Company. The Human Resources Department may also be notified as needed. In addition, all officers of the Company must remember that they owe an obligation to the Company to report business opportunities that arise that they, in good faith, have reason to believe may be of interest to the Company. If the Company demonstrates interest, then the officer must allow the Company to take advantage of that opportunity. All officers of the Company have a fiduciary duty to act in the best interest of the Company, and they also owe a duty to report to management or the board, as the case may be, any potential conflicts of interest that come to their attention.

While it is not possible to describe all of the situations and conditions which involve a conflict of interest, the following paragraphs indicate areas where conflicts of interest may arise.

Personal Benefit

Each employee shall conduct the business of the Company to the best of his/her ability for the benefit and in the best interests of the Company. Without the prior consent of his/her Department Head and functional Vice President, no employee shall become involved in any manner with competitors, contractors, customers or suppliers of the Company if such involvement would result in improper personal gain or the appearance of improper personal gain. Such involvement may include the purchase, sale or lease of any goods or services from or to any customer or supplier of the Company, or serving as an employee, officer, director or in any other management or consulting capacity with a competitor, contractor, customer or supplier of the Company. An employee is not prohibited from purchasing goods or services from a customer of or supplier to the Company if those goods or services are purchased on terms generally available to non-employees of the Company.

Acceptance of Gifts and Entertainment

•	Gifts – There may be times when employees are offered or receive gifts from business associates. The policy of the Company is that an employee may accept infrequent gifts valued at less than fifty dollars ($50). Gifts of larger value should be declined and/or reported to the employee’s supervisor(s).

•	Lunches/Dinners – Acceptance of infrequent business-related lunch or dinner invitations is permitted, with approval of appropriate Department Head.

•	Trips – Trips to areas other than the place of business of the person extending the invitation, or for other than business purposes, should generally be declined. If such a trip is necessary to conducting business, acceptance of such an invitation must be approved by the appropriate functional Vice President and the purpose of the trip documented. Vice President and above-level employees must attain prior approval from the President or Chief Financial Officer prior to accepting such invitations.

Infrequent one day trips within an employee’s immediate geographic area, for such events as golf, fishing or racing, are permitted if they are business-related and approved by the employee’s supervisor(s).

•	Product Samples – Product samples are considered Company property and their receipt should be reported to the appropriate member of management.

Other Outside Employment

If an employee accepts employment or has other outside personal business or financial interests, (s)he must exercise good judgment in avoiding a conflict of interest with the Company. Other employment must not interfere with an employee’s ability to perform job duties and fulfill all obligations to the Company, and there must be no conflict of interest.

In all cases, the employee’s supervisor must be notified of any outside employment. Where outside employment creates a conflict of interest with an employee’s obligations to the Company, the employee will be asked to abandon his/her outside employment or risk termination by the Company.

CONFIDENTIALITY

All information regarding the Company and customers is considered to be and treated as confidential unless it has been made readily available to the general public. Examples of confidential information include, but are not limited to, financial plans and information, development and growth plans, distribution and operations plans and procedures, information systems information and technology, pricing information, employee information (including personnel records and payroll information), and all types of customer information (including personal and business plans, descriptive information, phone numbers, addresses, social security numbers, deposit and loan information, and familial relationships).

Employees are expected to protect such confidential information from loss, misappropriation or unauthorized disclosure. Employees having access to such information are expected to restrict that information from other employees, except on a need-to-know basis. An employee may not use confidential information for his/her personal benefit. An employee may not directly or indirectly divulge or disclose confidential information which has been obtained by or disclosed to the employee or to which the employee has had access as a result of his/her employment with the Company. Any and all confidential information that an employee develops or assists in developing during employment and all files, records or other documents created by and/or furnished to employees are and shall remain the exclusive property of the Company. An employee must immediately return all files, records or other documents containing any confidential information to his/her supervisor(s) upon separation from employment.

Public and media communications involving the Company must be forwarded to the office of the Chief Executive Officer, which he or she may forward to the responsible officer within the Company.

INSIDER TRADING

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the Company common stock or other security while in possession of insider information. Insider information is any material information concerning the Company that has not been released to the general public, but which when released may have an impact on the market price of the Company common stock or other security. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public material information concerning that company.

FAIR DEALING

Each employee should undertake to deal fairly with the Company’s customers, suppliers, competitors and employees. In addition, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to Human Resources to permit evaluation of the agreement in light of the employee’s position. Officers should discuss any such existing agreements with the Company’s Chief Executive Officer.

FINANCIAL INFORMATION

Each employee working in compiling and reporting the Company’s financial information to shareholders and the public is responsible to ensure that reports prepared by him or her are materially accurate in every respect. Our company is responsible to federal and state bank regulators, our shareholders and the public to reflect our financial condition as clearly and accurately as we can. Our CEO and CFO must attest in writing to the accuracy of the Company’s financial reports to the Securities and Exchange Commission every quarter. In addition, the Company must report accurate “Call Reports” to our bank regulator every month. Each employee involved in this process of financial reporting is responsible for his or her part of our creation of those reports.

PROTECTION AND PROPER USE OF COMPANY PROPERTY

All employees should protect the Company’s property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact the Company’s profitability, reputation and success. Permitting the Company property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Company equipment should not be used for non-Company business, though incidental personal use is permitted. Any suspected incident of fraud, theft or misuse should be reported for investigation immediately.

REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

We all must work to ensure prompt and consistent action against violations of this Code. In some situations, however, it is difficult to know the best action to take. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. Each employee is expected to take the following actions when faced with a possible violation of the Code by him- or her-self or another.

•	Make sure you have all the facts reasonably available and are fully informed.

•	If it is hard to see the overall effect, consider whether the specifics of what is contemplated seems unethical or improper. Use common sense – if something seems unethical or improper, it probably is.

•	Discuss the problem with your supervisor(s) or employee relations manager. It is a part of his/her job responsibility to help you solve problems.

•	Use other Company resources for help. If you are uncomfortable discussing your concerns with your supervisor(s) or employee relations manager with whom you work on a daily basis, contact the human resources department or an executive officer at the Company’s main corporate offices in Buchanan, Virginia.

Vicky M.Wheeler
Vice President, Human Resources
(tele. 540-591-5001)
vwheeler@bankofbotetourt.com

Joanne B. Snyder
Retail Banking Officer
(tele. 540-591-5017)
jsnyder@bankofbotetourt.com

H. Watts Steger, III
Chief Executive Officer
(tele. 540-591-5002)
wsteger@bankofbotetourt.com

mailing address:	Botetourt Bankshares, Inc.
P. O. Box 339
Buchanan, Virginia 24066-0339

•	You may report ethical violations in confidence and without fear of retaliation. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

ADMINISTRATION AND WAIVER OF CODE

This Code of Ethics & Professional Conduct will be administered and monitored by the Company’s Human Resources department. Each Company employee will receive and be required to review this code and any subsequent revisions. This code will be available also on the Company’s intranet and on the Company’s website at www.bankofbotetourt.com.

The human resources department will reaffirm compliance with this code on a regular basis by obtaining a signed certificate from each employee indicating that (s)he has read and understands the code and will comply with it. This code will be included in all future editions of the Company Employee Handbook.

Employees of the Company are expected to follow this Code at all times. Generally, there should be no waivers to this Code; however, in rare circumstances, conflicts may arise that necessitate waivers. Waivers for employees will be determined on a case-by-case basis by the Company’s human resources department with the advice of the Company’s legal counsel. Waivers for executive officers and senior financial officers will be determined on a case-by-case basis by the Board of Directors, and the Board of Directors shall have the sole and absolute discretionary authority to approve any such deviation or waiver from this code. If a waiver is needed in short time, between Board meetings, the Company’s Chairman may appoint any two independent directors as a special committee to consider the waiver, and their approval will constitute approval by the Board. Any waiver(s) for executive officers and the grounds for such waiver(s) shall be disclosed to stockholders in the Company’s annual proxy statement. Any waiver(s) for senior financial officers shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K.

Any changes to this code shall be disclosed to stockholders promptly.

VIOLATIONS OF THIS CODE

Known or suspected violations of this Code of Ethics & Professional Conduct will be investigated and may result in disciplinary action up to and including immediate termination of employment and/or removal.